                                                              Exhibit 99(k)(iii)


                                                    (Subscription Agent - FINAL)


                          SUBSCRIPTION AGENT AGREEMENT

         This Subscription Agent Agreement (the "Agreement") is made as of May ____, 2004 between H&Q Healthcare Investors, a Massachusetts business trust (the "Company"), EquiServe, Inc., a Delaware corporation, and its fully owned subsidiary EquiServe Trust Company, N.A., a national banking (collectively, the "Agent" or individually "EQI" and the "Trust Company", respectively). All terms not defined herein shall have the meaning given in the prospectus (the "Prospectus") included in the Registration Statement on Form N-2, File No. 333-114322 filed by the Company with the Securities and Exchange Commission on April 8, 2004, as amended by any amendment filed with respect thereto (the "Registration Statement").

         WHEREAS, the Company proposes to issue rights evidenced by certificates or other evidences of subscription rights, in the form designated by the Company (the "Subscription Certificates") to shareholders of record (the "Shareholders") of its shares of beneficial interest, par value $.01 per share ("Shares"), as of a record date specified by the Company (the "Record Date"), pursuant to which each Shareholder will have certain rights (the "Rights") to subscribe for Shares, as described in and upon such terms as are set forth in the Prospectus, a final copy of which has been or, upon availability will promptly be, delivered to the Agent; and

         WHEREAS, the Company wishes the Agent to perform certain acts on behalf of the Company, and the Agent is willing to so act, in connection with the distribution of the Subscription Certificates and the issuance and exercise of the Rights to subscribe therein set forth, all upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:

1.       APPOINTMENT.

         The Company hereby appoints the Agent to act as subscription agent in connection with the distribution of Subscription Certificates and the issuance and exercise of the Rights in accordance with the terms set forth in this Agreement and the Agent hereby accepts such appointment.

2.       FORM AND EXECUTION OF SUBSCRIPTION CERTIFICATES.

         A. Each Subscription Certificate shall be irrevocable and non-transferable. The Agent shall, in its capacity as a transfer agent of the Company, maintain a register of Subscription Certificates and the holders of record thereof (each of whom shall be deemed a "Shareholder" hereunder for purposes of determining the rights of holders of Subscription Certificates). Each Subscription Certificate shall, subject to the provisions thereof, entitle the Shareholder in whose name it is recorded to the following:

                  (1) With respect to Record Date Shareholders only, the right to acquire during the Subscription Period, as defined in the

Prospectus, at the Subscription Price, as defined in the Prospectus, a number of Shares equal to one Share for every three Rights held (the "Primary Subscription Right"); and

                  (2) With respect to Record Date Shareholders only, the right to subscribe for additional Shares, subject to the availability of such Shares and to the allotment of such Shares as may be available among Record Date Shareholders who exercise Over-Subscription Rights (as defined in the Prospectus) on the basis specified in the Prospectus; provided, however, that such Record Date Shareholder has exercised all Primary Subscription Rights issued to him or her (the "Over-Subscription Privilege").

3.       RIGHTS AND ISSUANCE OF SUBSCRIPTION CERTIFICATES.

         A. Each Subscription Certificate shall evidence the Rights of the Shareholder therein named to purchase Shares upon the terms and conditions therein and herein set forth.

         B. Upon the written advice of the Company, signed by any of its duly authorized officers, as to the Record Date, the Agent shall, from a list of the Company Shareholders as of the Record Date to be prepared by the Agent in its capacity as a transfer agent of the Company, prepare and record Subscription Certificates in the names of the Record Date Shareholders, setting forth the number of Rights to subscribe for the Company's Shares calculated on the basis of one Right for each Share recorded on the books in the name of each such Record Date Shareholder as of the Record Date. Each Subscription Certificate shall be dated as of the Record Date and shall be executed manually or by facsimile signature of a duly authorized officer of the Company. Upon the written advice, signed as aforesaid, as to the effective date of the Registration Statement, the Agent shall promptly countersign and deliver the Subscription Certificates, together with a copy of the Prospectus, instruction letter and any other documents as the Company deems necessary or appropriate ("Offering Materials"), to all Shareholders with record addresses in the United States (including its territories and possessions and the District of Columbia). Delivery shall be by first class mail (without registration or insurance), except for those Shareholders having a registered address outside the United States (who will only receive copies of the Prospectus, instruction letter and other documents as the Company deems necessary or appropriate, if any), delivery shall be by air mail (without registration or insurance) and by first class mail (without registration or insurance) to those Shareholders having APO or FPO addresses. No Subscription Certificate shall be valid for any purpose unless so executed. Should any Officer whose signature has been placed upon any Subscription Certificate cease to hold such office at any time thereafter, such event shall have no effect on the validity of such Subscription Certificate.

         C. The Agent will mail a copy of the Prospectus and any Offering Materials as the Company deems necessary or appropriate, if any, but not Subscription Certificates to Record Date Shareholders whose record addresses are outside the United States (including its territories and possessions and the District of Columbia ) ("Foreign Record Date Shareholders"). The Rights to which such Subscription Certificates relate will be held by the Agent for such Foreign Record Date Shareholders' accounts until instructions are received to exercise the Rights.

         D. The number of Rights issued to a Record Date Shareholder will be rounded up to the nearest number of Rights evenly divisible by three. In the case of Shares held of record by Cede & Co.

("Cede"), as nominee for the Depositary Trust Company ("DTC"), or any other depositary or nominee, the number of Rights issued to Cede or such other depository or nominee will be adjusted to permit rounding up (to the nearest number of Rights evenly divisible by three) of the Rights to be received by beneficial owners for whom it is the holder of record only if Cede or such other depository or nominee provides to the Company, on or before the close of business on June 11, 2004, a written representation of the number of Rights required for such rounding. The Company will promptly provide the Agent with such written representations as are made available to the Company, and in all events, no later than the close of business on June 11, 2004.

         E. Pursuant to the terms of the Prospectus, the Company reserves the right to increase the number of Shares subject to subscription by up to 25% (any such, an "Increased Allocation"). The Agent shall confer with the Company regarding the Company's decision as to whether or not to undertake an Increased Allocation.

4.       EXERCISE.

         A. Record Date Shareholders may acquire Shares on Primary Subscription and pursuant to the Over-Subscription Privilege by delivery to the Agent as specified in the Prospectus of (i) the Subscription Certificate with respect thereto, duly executed by such Shareholder in accordance with and as provided by the terms and conditions of the Subscription Certificate, together with (ii) the estimated purchase price, as disclosed in the Prospectus, for each Share subscribed for by exercise of such Rights, in U.S. dollars by money order or check drawn on a bank in the United States, in each case payable to the order of the Company.

         B. Rights may be exercised at any time after the date of issuance of the Subscription Certificates with respect thereto but no later than 5:00 P.M. New York time on such date as the Company shall designate to the Agent in writing (the "Expiration Date"). For the purpose of determining the time of the exercise of any Rights, delivery of any material to the Agent shall be deemed to occur when such materials are received at the Shareholder Services Division of the Agent specified in the Prospectus.

         C. Notwithstanding the provisions of Section 4A and 4B regarding delivery of an executed Subscription Certificate to the Agent prior to 5:00 P.M. New York time on the Expiration Date, if prior to such time the Agent receives a Notice of Guaranteed Delivery by facsimile (telecopy) or otherwise from a bank, a trust company or a New York Stock Exchange member guaranteeing delivery of (i) payment of the full Subscription Price for the Shares subscribed for on Primary Subscription and any additional Shares subscribed for pursuant to the Over-Subscription Privilege, and (ii) a properly completed and executed Subscription Certificate, then such exercise of Primary Subscription Rights and Over-Subscription Rights shall be regarded as timely, subject, however, to receipt of the duly executed Subscription Certificate and full payment for the Shares by the Agent within three Business Days (as defined below) after the Expiration Date (the "Protect Period") and full payment for their Shares by the deadline indicated in the Prospectus for such payments. For the purposes of the Prospectus and this Agreement, "Business Day" shall mean any day on which trading is conducted on the New York Stock Exchange.

         D. The Company will determine the Subscription Price by taking 95% of the lower of (i) the volume weighted average share price of a Share on the New York Stock Exchange on the Expiration Date (the "Pricing Date") and the four immediately preceding Business Days; or (ii) the net asset value per Share on the Pricing Date. As soon as practicable after the Pricing Date (the "Confirmation Date"), EQI shall send to each exercising Shareholder (or, if Shares on the Record Date are held by Cede & Co. or any other depository or nominee, to Cede & Co. or such other depository or nominee) a confirmation showing the number of Shares acquired pursuant to the Primary Subscription, and, if applicable, the Over-Subscription Privilege, the per Share and total purchase price for such Shares, and any additional amount payable to the Company by such Shareholder or any excess to be refunded by the Company to such Shareholder in the form of a check and stub, along with a letter explaining the allocation of Shares pursuant to the Over-Subscription Privilege.

         E. Any additional payment required from a Shareholder must be received by EQI by the deadline stated in the Prospectus with respect to such payments and any excess payment to be refunded by the Company to a Shareholder will be mailed by EQI within ten Business Days after the Confirmation Date. In the event EQI does not receive any amount due from an exercising Shareholder under this
Section 4 by the deadline stated in the Prospectus, then it shall take such action with respect to such exercising Shareholder's Rights as may be instructed in writing by the Company, including, without limitation, (i) applying any payment actually received by it toward the purchase of the greatest whole number of Shares which could be acquired with such payment; (ii) allocating the Shares subject to such Rights to one or more other Record Date Shareholders pursuant to the Over-Subscription Privilege; and (iii) selling all or a portion of the Shares deliverable upon exercise of such Rights on the open market, and applying the proceeds thereof to the amount owed.

         F. No Subscription Certificate shall entitle a Record Date Shareholder to vote or receive dividends or be deemed the holder of Shares for any purpose, nor shall anything contained in any Subscription Certificate be construed to confer upon any Record Date Shareholder any of the rights of a Shareholder of the Company or any right to vote, give or withhold consent to any action by the Company (whether upon any recapitalization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings of other action affecting Shareholders, or receive dividends or otherwise, until the Rights evidenced thereby shall have been exercised and the Shares purchasable upon the exercise thereof shall have become deliverable as provided in this Agreement and the Prospectus.

5.       VALIDITY OF SUBSCRIPTIONS.

         Irregular subscriptions not otherwise covered by specific instructions herein shall be submitted to an appropriate officer of the Company and handled in accordance with his or her instructions. Such instructions will be documented by the Agent indicating the instructing officer and the date thereof.

6.       OVER-SUBSCRIPTION.

         If, after allocation of Shares to Record Date Shareholders, there remain unexercised Rights (taking into account any Increased Allocation elected by the Company), then the Agent shall allot the Shares issuable upon exercise of such unexercised Rights (the "Remaining Shares") to Shareholders who have exercised all the Rights initially issued to them and who wish to acquire more than the number of Shares for which the Rights issued to them are exercisable. Shares subscribed for pursuant to the Over-Subscription Privilege will be allocated in the amounts of such over-subscriptions. If the number of Shares for which the Over-Subscription Privilege has been exercised is greater than the Remaining Shares, the Agent shall allocate the Remaining Shares to Record Date Shareholders exercising the Over-Subscription Privilege based on the number of Shares owned by them on the Record Date. The percentage of Remaining Shares each over-subscribing Record Date Shareholder may acquire will be rounded up or down to result in delivery of whole Shares. The Agent shall advise the Company immediately upon the completion of the allocation set forth above as to the total number of Shares subscribed and distributable.

7.       DELIVERY OF SHARES.

         The Agent will deliver (i) certificates or Statements of Holding reflecting new Shares in the Direct Registration System, representing those Shares purchased pursuant to exercise of Primary Subscription Rights as soon as practicable after the corresponding Rights have been validly exercised and full payment for such Shares has been received and cleared; and (ii) certificates or Statements of Holding representing those Shares purchased pursuant to the exercise of the Over-Subscription Privilege as soon as practicable after the Expiration Date and after all allocations have been effected.

8.       HOLDING PROCEEDS OF RIGHTS OFFERING.

         A. All proceeds received by EQI from Shareholders in respect of the exercise of Rights shall be held by EQI, on behalf of the Company, in a segregated interest-bearing account (the "Account"). Such interest shall accrue to the Company (and not to the benefit of the Shareholders who have submitted Subscription Certificates) pending disbursement in the manner described in
Section 4E above.

         B. EQI shall deliver all proceeds received in respect of the exercise of Rights to the Company as promptly as practicable, but in no event later than ten Business Days after the Confirmation Date.

         C. The Company acknowledges that the bank accounts maintained by EQI in connection with the services provided under this Agreement will be in its name.

9.       REPORTS.

         Daily, during the period commencing on June 1, 2004, until termination of the Subscription Period, the Agent will report by telephone or telecopier, confirmed by letter, to an Officer of the Company, data regarding Rights exercised, the total number of Shares subscribed for, and payments received therefor, bringing forward the figures from the previous day's report in each case so as to show the cumulative totals and any such other information as may be reasonably requested by the Company.

10.      LOSS OR MUTILATION.

         If any Subscription Certificate is lost, stolen, mutilated or destroyed, the Agent may, on such terms which will indemnify and protect the Company and the Agent as the Agent may in its discretion impose (which shall, in the case of a mutilated Subscription Certificate include the surrender and cancellation thereof), issue a new Subscription Certificate of like denomination in substitution for the Subscription Certificate so lost, stolen, mutilated or destroyed.

11.      COMPENSATION FOR SERVICES.

         The Company agrees to pay to the Agent compensation for its services hereunder in accordance with its Fee Schedule to act as Agent attached hereto as Exhibit A. The Company further agrees that it will reimburse the Agent for its reasonable out-of-pocket expenses incurred in the performance of its duties as such.

12.      INSTRUCTIONS, INDEMNIFICATION AND LIMITATION OF LIABILITY.

         The Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:

         A. The Agent shall be entitled to rely upon any instructions or directions furnished to it by an appropriate officer of the Company, whether in conformity with the provisions of this Agreement or constituting a modification hereof or a supplement hereto. Without limiting the generality of the foregoing or any other provision of this Agreement, the Agent, in connection with its duties hereunder, shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any instruction or direction from an officer of the Company which conforms to the applicable requirements of this Agreement and which the Agent reasonably believes to be genuine and shall not be liable for any delays, errors or loss of data occurring by reason of circumstances beyond the Agent's control.

         B. The Company will indemnify the Agent and its nominees against, and hold it harmless from, all liability and expense which may arise out of or in connection with the services described in this Agreement or the instructions or directions furnished to the Agent relating to this Agreement by an appropriate officer of the Company, except for any liability or expense which shall arise out of the negligence, bad faith or willful misconduct of the Agent or such nominees.

         Promptly after the receipt by the Agent of notice of any demand or claim or the commencement of any action, suit, proceeding or investigation, the Agent shall, if a claim in respect thereof is to be made against the Company, notify the Company thereof in writing. The Company shall be entitled to participate at its own expense in the defense of any such claim or proceeding, and, if it so elects at any time after receipt of such notice, it may assume the defense of any suit brought to enforce any such claim or of any other legal action or proceeding. For the purposes of this Section 12, the term "expense or loss" means any amount paid or payable to satisfy any claim, demand, action, suit or proceeding settled with the express written consent of the Agent, and all reasonable costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit, proceeding or investigation.

        C. The Agent shall be responsible for and shall indemnify and hold the Company harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to Agent's refusal or failure to comply with the terms of this Agreement, or which arise out of Agent's negligence or willful misconduct or which arise out of the breach of any representation or warranty of Agent hereunder, for which Agent is not entitled to indemnification under this Agreement; provided, however, that Agent's aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed $250,000.

      D. The name H&Q Healthcare Investors is the designation of the Trustees for the time being under an Amended and Restated Declaration of Trust dated April 21, 1987, and all persons dealing with H&Q Healthcare Investors must look solely to the trust property for enforcement of any claim against the Company, as none of the Trustees of the Company, its officers or Shareholders assume any personal liability for obligations entered into on behalf of the Company.

13.      CHANGES IN SUBSCRIPTION CERTIFICATE.

         The Agent may, without the consent or concurrence of the Shareholders in whose names Subscription Certificates are registered, by supplemental agreement or otherwise, concur with the Company in making any changes or corrections in a Subscription Certificate that it shall have been advised by counsel (who may be counsel for the Company) is appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein or herein contained, and which shall not be inconsistent with the provision of the Subscription Certificate except insofar as any such change may confer additional rights upon the Shareholders.

14.      ASSIGNMENT/DELEGATION.

         A. Except as provided in Section 14B below, neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party.

         B. The Agent may, without further consent on the part of the Company, subcontract with other subcontractors for systems, processing, telephone and mailing services, and post-exchange activities, as may be required from time to time; provided, however, that the Agent shall be as fully responsible to the Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.

         C. Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Agent and the Company and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Agent and the Company.

15.      GOVERNING LAW.

         The validity, interpretation and performance of this Agreement shall be governed by the law of the Commonwealth of Massachusetts and shall inure to the benefit of and the obligations created hereby shall be binding upon the successors and permitted assigns of the parties hereto.


16.      THIRD PARTY BENEFICIARIES.

         This Agreement does not constitute an agreement for a partnership or joint venture between the Agent and the Company. Neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

17.      FORCE MAJEURE.

         In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, terrorist acts, equipment or transmission failure or damage reasonably beyond its control, or other cause reasonably beyond its control, such party shall not be liabile for damages to the other for any damages resulting from such failure to perform or otherwise from such causes; provided, however, that such events shall not excuse non-performance in the event that the Agent fails to take commercially reasonably steps to assure that such events will not affect its ability to provide the services contemplated by this Agreement. Performance under this Agreement shall resume when the affected party or parties are able to perform substantially that party's duties.

18.      CONSEQUENTIAL DAMAGES.

         Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, penal, special or incidential damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

19.      SEVERABILITY.

         If any provision of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

20.      COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

21.      CAPTIONS.

         The captions and descriptive headings herein are for the convenience of the parties only. They do not in any way modify, amplify, alter or give full notice of the provisions hereof.

22.      CONFIDENTIALITY.

         The Agent and the Company agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law. The Agent shall not disclose or use any nonpublic information (as that term is defined in SEC Regulation S-P promulgated under Title V of the Gramm-Leach-Bliley Act of 1999) relating to the customers of the Company and/or its affiliates ("Customer Information") except as may be necessary to carry out the purposes of this Agreement. The Agent shall use commercially reasonable efforts to safeguard and maintain the confidentiality of such Customer Information, and to limit access to and usage of such Customer Information to those employees, officers, agents, and representatives of the Agent who have a need to know the information or as necessary to provide the services under this Agreement.

23.      TERM AND TERMINATION.

         This Agreement shall remain in effect until the earlier of (a) thirty
(30) days after the Expiration Date; (b) it is terminated by either party upon a material breach of this Agreement which remains uncured for 30 days after written notice of such breach has been provided; or (c) 30 days' written notice has been provided by either party to the other. Upon termination of the Agreement, the Agent shall retain all canceled Certificates and related documentation as required by applicable law.

24.      NOTICES.

         Until further notice in writing by either party hereto to the other party, all written reports, notices and other communications between the Agent and the Company required or permitted hereunder shall be delivered or mailed by first class mail, postage prepaid, telecopier or overnight courier guaranteeing next day delivery, addressed as follows:

       If to the Company, to:

              H&Q Healthcare Investors
              Attn: Kimberly Carroll
              30 Rowes Wharf
              Suite 430
              Boston, MA 02110

       If to the Agent, to:

              EquiServe Trust Company, N.A.
              c/o EquiServe, Inc.
              150 Royall Street
              Canton, MA 02021
              Attn:  Reorganization Department
or
              525 Washington Boulevard
              Jersey City, NJ 07310
              Attn:  Reorganization Department

25.      SURVIVAL.

         The provisions of Paragraphs 12, 15, 17-19, 22, and 24-26 shall survive any termination, for any reason, of this Agreement.

26.      MERGER OF AGREEMENT.

         This Agreement constitutes the entire agreement between the parties hereto and supercedes any prior agreement with respect to the subject matter hereof whether oral or written.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.

EQUISERVE TRUST COMPANY, NA.                    H&Q HEALTHCARE INVESTORS

By:  /s/ Dennis Moccia                          By: /s/ Kimberley L. Carroll
------------------------------                  ------------------------------

Date: May 26, 2004                              Date: May 25, 2004
------------------------------                  ------------------------------

Title: Managing Director                        Title: Treasurer
------------------------------                  ------------------------------


EQUISERVE, INC.

By: /s/ Dennis Moccia
------------------------------

Date: May 26, 2004
------------------------------

Title: Managing Director
------------------------------